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                                                                     EXHIBIT 4.b

                 AMENDED ARTICLES OF INCORPORATION, AS AMENDED
                                       OF
                       THE UNITED STATES SHOE CORPORATION

FIRST:  The name of the corporation is The United State Shoe Corporation.

SECOND: The place in Ohio where the principal office of the corporation is located in Cincinnati, Hamilton County.

THIRD:  The purposes for which the corporation is formed are:

         1. To manufacture, buy, sell, trade and otherwise deal in footwear and apparel of all kinds and other merchandise whether or not kindred thereto; to own, lease, operate and conduct factories, stores and agencies for the manufacture, sale and distribution of footwear and apparel of all kinds and other merchandise; and to do all things incidental to the business of manufacturing, buying, selling, trading and dealing in footwear and apparel of all kinds and other merchandise.

         2. To purchase, construct, lease and otherwise acquire, to own, hold, use, operate and develop, to mortgage, pledge and guarantee, to sell, transfer, exchange, lease and otherwise dispose of, and to invest and deal in all forms of property interests, real and personal, tangible and intangible, of every class and description.

         3. To engage in any other lawful act or activity for which corporations may be formed under the General Corporation Law of Ohio and which the corporation's board of directors considers capable of being carried on in connection with any of the foregoing.

FOURTH: The number of shares that the corporation is authorized to have outstanding is 60,000,000 common shares without par value (classified as "Common Shares"), 750,000 voting preferred shares without par value (classified as "Voting Preferred Shares") and 750,000 non-voting preferred shares without par value (classified as "Non-Voting Preferred Shares").

         1. Preferred Shares may be issued from time to time in one or more series. All Preferred Shares of all series shall rank equally and be identical in all respects except that only Voting Preferred Shares shall be voting shares and except that the board of directors is authorized to adopt amendments to the Amended Articles in respect of any unissued or treasury Preferred Shares and thereby to fix or change, to the full extent now or hereafter permitted by the laws of Ohio, the division of such shares into series and the designation and authorized number of shares of each series and, subject to the provisions of this Article Fourth, the relative rights, preferences and limitations of each series and the variations in such rights, preferences and limitations as between series and specifically is authorized to fix or change with respect to each series:
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                 (a)      the dividend rate on the shares of such series, the
dates of payment of such dividends, and the date or dates from which such dividends shall be cumulative;

                 (b) the times when, the prices at which, and all other terms and conditions upon which, shares of such series shall be redeemable;

                 (c) the amounts which the holders of shares of such series shall be entitled to receive upon the liquidation, dissolution or winding up of the corporation, which amounts may vary depending on whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates;

                 (d) whether or not the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, the extent to and manner in which such purchase, retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or for other corporate purposes and the terms and provisions relative to the operation of such fund or funds;

                 (e) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or series and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

                 (f) the restrictions, if any, upon the payment of dividends or making of other distributions on, and upon the purchase or other acquisition of, Common Shares;

                 (g) the restrictions, if any, upon the creation of indebtedness, and the restrictions, if any, upon the issue of shares of such series or of any additional shares ranking on a parity with or prior to the shares of such series in addition to the restrictions provided for in this Article Fourth; and

                 (h) such other rights, preferences and limitations as shall not be inconsistent with this Article Fourth.

All shares of any particular series shall rank equally and be identical in all respects except that shares of any one series issued at different times may differ as to the date from which dividends shall be cumulative.

         2. Dividends on Preferred Shares of each series shall be cumulative from the date or dates fixed with respect to such series and shall be paid or declared or set apart for payment for all past dividend periods and for the current dividend period before any dividends (other than dividends payable in Common Shares) shall be declared or paid or set apart for payment on Common Shares. Whenever, at any time, full cumulative dividends for all past dividend periods and for the current dividend period shall have been paid or declared and set apart for payment on all then outstanding Preferred Shares and all requirements with respect to any purchase, retirement or sinking fund or funds for all series of Preferred Shares shall have been complied with, the board of directors may declare dividends on Common Shares, and Preferred Shares shall not be entitled to share therein.
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         3.      Upon any liquidation, dissolution or winding up of the
corporation, the holders of Preferred Shares of each series shall be entitled to receive the amounts to which such holders are entitled as fixed with respect to such series, including all dividends accumulated to the date of final distribution, before any payment of distribution of assets of the corporation shall be made to or set apart for the Preferred Shares, the holders of Common Shares shall be entitled to receive any and all assets remaining to be paid or distributed to shareholders, and the holders of Preferred Shares shall not be entitled to share therein. For the purposes of this paragraph, the voluntary sale, conveyance, lease, exchange or transfer of all or substantially all the property or assets of the corporation or a consolidation or merger of the corporation with one or more other corporations (whether or not the corporation is the corporation surviving such consolidation or merger ) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

         4. Each outstanding Common Share and each outstanding Voting Preferred Share shall entitle the holder thereof to one vote on each matter properly submitted to the shareholders for their vote, consent, waiver, release or other action, subject to the provisions of law from time to time in effect with respect to cumulative voting. Except as otherwise required by law or by this Article Fourth, Non-Voting Preferred Shares shall not entitle the holders thereof to vote, consent, waive, release or otherwise act on any question or in any proceeding or to be represented at or receive notice of any meeting of shareholders.

         5. So long as any Preferred Shares are outstanding, the corporation will not (a) without the affirmative vote or consent of the holders of at least two-thirds of all Preferred Shares at the time outstanding, (i) authorize shares ranking prior to Preferred Shares or (ii) change any provision of this Article Fourth so as to affect adversely Preferred Shares; (b) without the affirmative vote or consent of the holders of at least two-thirds of any series of Preferred Shares at the time outstanding, change any of the provisions of such series so as to affect adversely the shares of such series;
(c) without the affirmative vote or consent of the holders of at least a majority of all Preferred Shares at the time outstanding (i) increase the authorized number of Preferred Shares or (ii) authorize shares of any other class ranking on a parity with Preferred Shares.

         6. Whenever, at any time or times, dividends payable on Preferred Shares shall be in default in an aggregate amount equivalent to six full quarterly dividends on any series of Preferred Shares at the time outstanding, the number of directors then constituting the board of directors of the corporation shall ipso facto be increased by two and the outstanding Preferred Shares shall, in addition to any other voting rights, have the exclusive right, voting separately as a class and without regard to series, to elect two directors of the corporation to fill such newly created directorships, and such right shall continue until such time as all dividends accumulated on all Preferred Shares to the latest dividend payment date shall have been paid or declared and set apart for payment.

         7. If in any case the amounts payable with respect to any requirements to retire Preferred Shares are not paid in full in the case of all series with respect to which such requirements exist, the number of shares to be retired in each series shall be in proportion to the
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respective amounts which would be payable on account of such requirements if all amounts payable were paid in full.

         8. No holder of shares of any class shall have any pre-emptive rights.

         9.      Series A Preference Shares

                 Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Preference Shares" (the "Series A Preference Shares") and the number of shares constituting such series shall be 300,000.

                 Section 2.       Dividends and Distributions.

                 A. Subject to the provisions of this Article Fourth, the holders of the Series A Preference Shares shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for that purpose, cumulative dividends in cash on the 1st day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Series A Preference Share or fraction thereof, in an amount per share per quarter (rounded to the nearest cent) equal to the greater of (i) $50.00 or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares, by reclassification or otherwise), declared on the Common Shares, since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of a Series A Preference Share or fraction thereof; provided that, in the event no dividend or distribution shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend on the Series A Preference Shares of $50.00 per share shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination of the outstanding Common Shares (by reclassification or otherwise) into a greater or lesser number of Common Shares, then in each such case the amount to which holders of the Series A Preference Shares were entitled immediately prior to such event under clause
(ii) of the next preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

                 B. The Board of Directors may fix a record date for the determination of holders of the Series A Preference Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof. Dividends shall begin to accrue and be cumulative on outstanding Series A Preference Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Series A Preference Shares, unless the date of issue of such shares is prior to
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the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of the Series A Preference Shares entitled to receive a quarterly dividend and before such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Preference Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

         Section 3. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, then, subject to the provisions of this Article Fourth, the holders of the Series A Preference Shares shall be entitled to receive, from the assets of the Corporation available for distribution to shareholders, an amount equal to all dividends accumulated to the date of final distribution plus an amount equal to the greater of (A) $200.00 per share or (B) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, of 100 times the aggregate amount to be distributed per share to holders of Common Shares. All such preferential amounts shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of any class of shares ranking junior as to assets to the Series A Preference Shares, or the holders of any series of Preferred Shares ranking junior as to assets to the Series A Preference Shares. In the event the Corporation shall at any time declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination of the outstanding Common Shares (by reclassification or otherwise) into a greater or lesser number of Common Shares, then in each such case the aggregate amount to which holders of the Series A Preference Shares were entitled immediately prior to such event under clause (B) of the next preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

         Section 4. Redemption. The Series A Preference Shares shall not be redeemable.

         Section 5. Voting Rights. Subject to the provisions of this Article Fourth, the holders of the Series A Preference Shares shall have the following voting rights:

                 (A) Each Series A Preference Share shall entitle the holder thereof to one vote on all matters submitted to a vote of the shareholders of the Corporation. The holders of fractional Series A Preference Shares shall not be entitled to any vote on any matter submitted to a vote of the shareholders of the Corporation.

                 (B) Subject to the provisions of Paragraph 6 of this Article Fourth, the holders of Preferred Shares shall be entitled to elect two directors of the Corporation whenever dividends payable on Preferred Shares shall be in default as specified therein. For purposes of the holders of Preferred Shares exercising such right, the provisions of the Corporation's Regulations and
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other provisions of law shall apply, as if the Preferred Shares were the only class of shares of the Corporation outstanding.

         Section 6.       Certain Restrictions.

                 (A) Subject to the provisions of this Article Fourth, whenever quarterly dividends or other dividends or distributions payable on the Series A Preference Shares as provided in Section 2 of this Paragraph 9 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whenever or not declared, on outstanding Series A Preference Shares shall have been paid in full, the Corporation shall not:

                          (i)     declare or pay dividends on, or make any
other distributions on, any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preference Shares;

                          (ii)    redeem, purchase or otherwise acquire for
consideration shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preference Shares; PROVIDED THAT the Corporation may at any time redeem, purchase or otherwise acquire any such junior shares in exchange for any shares of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preference Shares;

                          (iii)   declare or pay dividends on or make any other
distributions on any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preference Shares, except dividends paid ratably on the Series A Preference Shares and all such parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                          (iv)    purchase or otherwise acquire for
consideration any Series A Preference Shares, or any shares of stock ranking on a parity with the Series A Preference Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                 (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of the Corporation unless the Corporation could, pursuant to paragraph (A) of this Section 6, purchase or otherwise acquire such shares at such time and in such manner.

         Section 7. Reacquired Shares. Any Series A Preference Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued Voting Preferred Shares and may be reissued as part of a new series of Voting
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Preferred Shares to be created by resolution or resolutions of the Board of
Directors, subject to the conditions and restrictions on issuance set forth herein.


         Section 8. Consolidation Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case the Series A Preference Shares shall at the same time be similarly exchanged or changed in an amount per share, subject tot he provisions for adjustment hereinafter set forth, equal to 100 times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination of the outstanding Common Shares (by reclassification or otherwise) into a greater or lesser number of Common Shares, then in each such case the amount set forth in the next preceding sentence with respect to the exchange or change of Series A Preference Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is a number of Common shares that were outstanding immediately prior to such event.

FIFTH: The corporation, by action of the board of directors and without action by the shareholders, may purchase its shares of any class for the purposes and to the extent permitted by law.

SIXTH: The number of directors of the corporation shall be fixed from time to time in accordance with its Regulations and may be increased or decreased as therein provided, but the number of directors shall in no event be less than nine (9). The board of directors shall be divided into three classes, as nearly equal in number as the then whole authorized number of directors permits, with the term of office of one class expiring each year. At the annual meeting of shareholders in 1983 directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. At the annual meeting of shareholders in 1984 and at each annual meeting of shareholders thereafter, the successors to that class of directors whose term then expires shall be elected to hold office for a term expiring at the third succeeding annual meeting. In the event of any increase in the number of directors of the corporation, the additional directors shall be similarly classified in such a manner that each class of directors shall be as equal in number as possible. In the event of any decrease in the number directors of the corporation, such decrease shall be effected in such a manner that each class of directors shall be as equal in number as possible.

SEVENTH: 1(A) In addition to any affirmative vote required by law or by these Amended Articles of Incorporation, and except as otherwise expressly provided in paragraph 2 of this Article Seventh:
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         (i)     any merger or consolidation of the corporation or of any
Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself in Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

         (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the corporation or of any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $5,000,000 or more; or

         (iii) the issuance or transfer by the corporation or by any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or of any Subsidiary to any Interested Shareholder or to any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $5,000,000 or more; or

         (iv) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

         (v) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any Subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or of any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder, shall require the affirmative vote of the holders of at least eighty percent (80%) of the then outstanding Common Shares and Voting Preferred Shares of the corporation (the "Voting Shares"), voting as a single class at a meeting of shareholders called for such purpose. Such affirmative vote shall be required notwithstanding that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

         B. The term "Business Combination" as used in this Article Seventh shall mean any transaction referred to in any one or more of clauses
(i) through (v) of subparagraph (A) of this paragraph 1.

         2. The provisions of paragraph 1 of this Article Seventh shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and by any other provision of these Amended Articles of Incorporation, if all of the conditions specified in either of the following subparagraphs (A) or (B) are met:

         (A) The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined) of the corporation; provided, however, that such
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approval shall be effective only if obtained at a meeting at which a Continuing
Director Quorum (as hereinafter defined) is present.

         (B)     All of the following conditions shall have been met:

                 (i) The aggregate amount of (x) cash and (y) Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash, to be received per share by holders of Common Shares in such Business Combination shall be at least equal to the highest amount determined under sub-clauses (a), (b) and (c) below:

                          (a)     (if applicable) the highest per share price
(including any brokerage commissions, transfer taxes and soliciting dealers' fees, if any) paid by the Interested Shareholder for any Common Share acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Shareholder, whichever is higher;

                          (b)     the Fair Market Value per Common Share on the
Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (the "Determination Date"), whichever is higher, and

                          (c)     (if applicable) the price per share equal to
the Fair Market Value per Common Share determined pursuant to subparagraph
(B)(i)(b) above, multiplied by the ratio of (1) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees, if any) paid by the Interested Shareholder for any Common Share acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Marked Value per Common Share on the first day in such two-year period on which the Interested Shareholder acquired any Common Share.

                 (ii) The aggregate amount of (x) cash and (y) Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash, to be received per share by holders of any class of Preferred Shares shall be at least equal to the highest amount determined under subclauses (a), (b), (c) and (d) below:

                          (a)     (if applicable) the highest per share price
(including brokerage commissions, transfer taxes and soliciting dealers' fees, if any) paid by the Interested Shareholder for any shares of such class of Preferred Shares acquired by it (1) within the two- year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Shareholder, whichever is higher;

                          (b)     the highest preferential amount per share to
which the holders of such class of Preferred Shares would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, regardless of whether the Business Combination to be consummated constitutes such an event;
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                          (c)     the Fair Market Value per share of such class
of Preferred Shares on the Announcement Date or on the Determination Date, whichever is higher; and

                          (d)     (if applicable) the price per share equal to
the Fair Market Value per share of such class of Preferred Shares determined pursuant to subparagraph (B)(ii)(c) above, multiplied by the ratio of (1) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees, if any) paid by the Interested Shareholder for any shares of such class of Preferred Shares acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of such class of Preferred Shares on the first day in such two-year period on which the Interested Shareholder acquired any share of such class of Preferred Shares.

                 The provisions of this subparagraph (B)(ii) shall be required to be met with respect to every class of outstanding Preferred Shares, whether or not the Interested Shareholder has previously acquired any shares of a particular class of Preferred Shares.

                 (iii) The consideration to be received by holders of Common Shares or of a particular class of Preferred Shares shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of each such class of Common Shares or Preferred Shares, respectively. If the Interested Shareholder has paid for shares of any class of Common Shares or Preferred Shares, respectively, with varying forms of consideration, the form of consideration for such class shall be either cash or that form used to acquire the largest number of shares of such class previously acquired by the Interested Shareholder.

                 (iv) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business
Combination: (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on outstanding Preferred Shares; (b) except as approved by a majority of the Continuing Directors, there shall have been (1) no reduction in the annual rate of dividends paid on Common Shares (except as necessary to reflect any subdivision of the Common Shares); and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding Common Shares; and (c) such Interested Shareholder shall not have become the beneficial owner of any additional Common or Preferred Shares of the corporation except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder. The approval by a majority of the Continuing Directors of any exception to the requirements set forth in clauses (a) and (b) above shall be effective only if obtained at a meeting at which a Continuing Director Quorum is present.

                 (v) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                 (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all shareholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act, rules, regulations or subsequent provisions).

         3.      For the purposes of this Article Seventh:

                 (A) The term "person" shall mean any individual, firm, partnership, corporation or other entity.

                 (B) The term "Interested Shareholder" shall mean any person (other than the corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the corporation or of any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which:

                          (i)     is the beneficial owner (as hereinafter
defined) of ten percent (10%) or more of the outstanding Voting Shares: or

                          (ii)    is an Affiliate (as hereinafter defined) of
the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of ten percent (10%) or more of the outstanding Voting Shares; or

                          (iii)   is an assignee of or has otherwise succeeded
to any outstanding Voting Shares which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

                 (C) A person shall be deemed to be the "beneficial owner" of any Voting Shares:

                          (i)     which such person or any of its Affiliates or
Associates (as hereinafter defined) beneficially owns, directly or indirectly;
or

                          (ii)    which such person or any of its Affiliates or
Associates has, directly or indirectly, (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversation rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

                          (iii)   which are beneficially owned, directly or
indirectly, by any other person with which such person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Voting Shares.

                 (D) For the purposes of determining whether a person is an Interested Shareholder pursuant to subparagraph (B) of this paragraph 3, the number of Voting Shares deemed to be outstanding shall include shares deemed owned through application of subparagraph (C) of this paragraph 3 but shall not include any other Voting Shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                 (E) The term "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as in effect on March 1, 1983.

                 (F) The term "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in subparagraph (B) of this paragraph 3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

                 (G) The term "Continuing Director" means any member of the board of directors of the corporation who is unaffiliated with the interested Shareholder and was a member of the board of directors prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is either recommended or elected to succeed a Continuing Director by a majority of Continuing Directors, provided that such recommendation or election shall be effective only if made at a meeting at which a Continuing Director Quorum is present.

                 (H) The term "Continuing Director Quorum" means that number of Continuing Directors constituting at least two-thirds of the whole authorized number of directors of the corporation, but in any event not fewer than six Continuing Directors, capable of exercising the powers conferred upon them under the provisions of these Amended Articles of Incorporation or the Regulations of the corporation or by law.

                 (I) The term "Fair Market Value" means: (i) in the case of shares, the highest closing sale price of a share during the 30-day period immediately preceding the date in question on the Composit Tape for New York Stock Exchange-Listed Stocks, or, if the sale price of such shares is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such shares are not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such shares are listed, or, if such shares are not listed on any such exchange, the highest closing bid quotation with respect to a share during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of such share as determined by the board of directors of the corporation in good faith; and (ii) in the case of property other than cash or shares, the fair market value of such property on the date in question as determined in good faith by a majority of Continuing Directors, provided that such determination shall be effective only if made at a meeting at which a Continuing Director Quorum is present.

                 (J) The term "Preferred Shares" shall mean Voting Preferred Shares, non-Voting Preferred Shares and any other class of preferred shares which may from time to time be authorized in or by these Amended Articles of Incorporation and which by the terms of its issuance is specifically designated "Preferred Shares" for purposes of this Article Seventh.

                 (K) In the event of any Business Combination in which the corporation survives, the phrase "consideration, other than cash, to be received" as used in subparagraphs (B)(i) and (ii) of paragraph 2 of this Article Seventh shall include Common Shares and/or any other Voting Shares retained by the holders of such shares.

         4. Nothing contained in this Article Seventh shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

         5. Notwithstanding any other provisions of these amended Articles of Incorporation or the Regulations of the corporation (and notwithstanding that a lesser percentage may be specified by law, these Amended Articles of Incorporation or the Regulations of the corporation), the affirmative vote of the holders of at least eighty percent (80%) of the then outstanding Voting Shares, voting as a single class at a meeting of shareholders called for such purpose, shall be required to amend or repeal, or adopt any provisions of these Amended Articles of Incorporation inconsistent with, this Article Seventh; provided, however, that if the board of directors of the corporation has recommended such amendment, repeal or adoption, and if, as of the record date for the determination of shareholders entitled to vote thereon, no person is known by the board of directors to be an Interested Shareholder, then the affirmative vote of the holders of only two-thirds of the then outstanding Voting Shares, voting as a single class at meeting of shareholders called for such purpose, shall be required to amend or repeal, or adopt any provisions inconsistent with this Article Seventh.

EIGHTH: These Amended Articles of Incorporation supersede and take the place of the existing Articles of Incorporation, as amended.